Exhibit 4.2

Execution Version

SUPPLEMENTAL INDENTURE No. 2

SUPPLEMENTAL INDENTURE No. 2, dated as of June 13, 2025 (this “Supplemental Indenture”), between PVH CORP., a Delaware corporation (the “Company”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of April 15, 2024 (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”), relating to the issuance from time to time by the Company of its Securities on terms to be specified at the time of issuance;

WHEREAS, Section 9.1(7) of the Base Indenture provides that the Company may enter into a supplemental indenture to provide for the issuance of any additional Securities under the Base Indenture;

WHEREAS, the Company desires to issue one series of Securities and has duly authorized the creation and issuance of such Securities and the execution and delivery of this Supplemental Indenture to modify the Base Indenture and provide certain additional provisions as hereinafter described;

WHEREAS, the parties hereto deem it advisable to enter into this Supplemental Indenture for the purpose of establishing the terms of such Securities and providing for the rights, obligations and duties of the Trustee with respect to such Securities; and

WHEREAS, all conditions and requirements of the Base Indenture necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

“Attributable Debt” means, on the date of any determination, the present value of the obligation of the lessee for Net Rental Payments during the remaining term of the lease included in a Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the interest rate set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Senior Notes on such date of determination, in either case compounded semi-annually.

“Base Indenture” has the meaning specified in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions are authorized or required by law, regulation or executive order to close in the City of New York or any city in which the Corporate Trust Office or any Place of Payment is located.

“Capital Stock” means of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding, any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries; (2) the adoption of a plan relating to the Company’s liquidation or dissolution; or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), including any group defined as a person for the purpose of Section 13(d)(3) of the Exchange Act (other than any employee benefit plan of the Company or its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Voting Stock measured by voting power rather than number of shares, provided, however, that a person (as defined above) shall not be deemed a beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person (as defined above) or any of such person’s Affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act. Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) the Company becomes a direct or indirect wholly-owned subsidiary of another Person and (b) (i) immediately following that transaction, a majority of the Voting Stock of such Person is held by the direct or indirect holders of the Company’s Voting Stock immediately prior to such transaction or (ii) immediately following such transaction no Person (other than a Person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such Person measured by voting power rather than number of shares.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Company” has the meaning specified in the Preamble.

“Consolidated Net Tangible Assets” means, at the date of determination, the aggregate amount of assets of the Company and its consolidated Subsidiaries, less applicable reserves and other properly deductible items, after deducting from that net amount: (a) all current liabilities, and (b) goodwill, trademarks, trade names, patents, unamortized debt-discount and other like intangibles, in each case as reflected on the Company’s most recent consolidated balance sheet prepared in accordance with GAAP.

“Definitive Note” means a certificated Senior Note.

“DTC” means The Depository Trust Company and its successors.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indenture” has the meaning specified in the Recitals.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Lien” means any lien, security interest, pledge, charge or encumbrance of any kind.

“Moody’s” means Moody’s Investors Service Inc., and its successors.

“Net Rental Payments” means the total amount of rent payable by the lessee after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

“Par Call Date” means May 13, 2030.

“Participant” means a Person who has an account with DTC.

“Permitted Liens” means:

(1) Liens securing Hedging Obligations designed to protect the Company from fluctuations in interest rates, currencies, equities or the price of commodities and not for speculative purposes;

(2) Liens arising by reason of pledges or deposits necessary to qualify the Company or any of its Subsidiaries to conduct business, maintain self-insurance, or obtain the benefit of, or comply with, any law, including Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;

(3) Liens of any landlord on fixtures located on premises leased by the Company or any of its Subsidiaries, and tenants’ rights under leases, easements and similar Liens not materially impairing the use or value of the property involved;

(4) easements, zoning restrictions, building restrictions, rights-of-way and similar encumbrances or charges on real property imposed by law or arising in the ordinary course of business that are of a nature generally existing with respect to properties of a similar character;

(5) Liens in connection with bankers’ acceptance financing or used in the ordinary course of trade practices, statutory lessor and vendor privilege Liens and Liens in connection with good faith bids, tenders and deposits;

(6) Liens in favor of the Company or any of its wholly-owned Restricted Subsidiaries; and

(7) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Principal Property” means all real property and improvements thereon, including, without limitation, any manufacturing facility or plant or any portion thereof, office facility, including the Company’s principal corporate offices, warehouse, research facility or distribution center located within the United States (excluding its territories and possessions and Puerto Rico) and owned or leased by the Company or any of its Restricted Subsidiaries, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 1.5% of the Consolidated Net Tangible Assets of the Company, except any such property which the Board of Directors , in its good faith opinion, determines is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole, as evidenced by a Board Resolution.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Senior Notes or fails to make a rating of the Senior Notes publicly available, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Ratings Event” means during the period commencing on the date of the Company’s first public announcement of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which 60-day period will be extended so long as the rating of the Senior Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies), the rating of the Senior Notes shall be reduced by both Rating Agencies and the Senior Notes are rated below Investment Grade by both Rating Agencies and are not, within such period, subsequently upgraded by both Rating Agencies to an Investment Grade rating; provided, however, that a Ratings Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or confirm to the Company in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Ratings Event).

“Remaining Scheduled Payments” means, with respect to the Senior Notes to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date thereof but for the redemption to the Par Call Date; provided, however, that, if that Redemption Date is not an Interest Payment Date with respect to such Senior Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon from, and including, the preceding Interest Payment Date to, but excluding, that Redemption Date.

“Restricted Subsidiary” means (a) any of the Company’s Subsidiaries which has substantially all of its property in the United States, which owns or is a lessee of any Principal Property and (b) any other Subsidiary which is hereafter designated by the Board of Directors as a Restricted Subsidiary.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Sale and Leaseback Transaction” means any arrangement whereby the Company or any of its Restricted Subsidiaries has sold or transferred, or will sell or transfer, any Principal Property and has or will take back a lease pursuant to which the rental payments are calculated to amortize the purchase price of such Principal Property substantially over the useful life of such Principal Property.

“Senior Notes” has the meaning specified in Section 2.01. Unless the context provides otherwise, all references to “Senior Notes” for all purposes of this Indenture shall include any Additional Senior Notes.

“Stated Maturity” means, with respect to the Senior Notes, the relevant date set forth in Section 2.03.

“Supplemental Indenture” has the meaning specified in the Preamble.

“Treasury Rate” means, with respect to any Redemption Date pursuant to Section 2.17, the yield applicable to such Senior Notes determined by the Company in accordance with the following two paragraphs.

The Treasury Rate applicable to the Senior Notes shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the applicable Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the relevant Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the relevant Redemption Date H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding the Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trustee” has the meaning specified in the Preamble.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors or managers of such person (or, if such person is a partnership, the board of directors or other governing body of the general partner of such person).

(b) The terms defined in this Section have the meanings assigned to them in this Section and include the plural as well as the singular.

(c) Terms used herein without definition shall have the meanings specified in the Base Indenture.

(d) All references to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture.

(e) The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

Section 1.02 Index of Defined Terms.

Term	Section
Additional Senior Notes	2.02(c)
Base Indenture	Recitals
Change of Control Offer	2.16(a)
Change of Control Payment Date	2.17(b)
Company	Preamble
Global Notes	2.10(b)
Indenture	Recitals
Interest Payment Date	2.04(b)(i)
Regular Record Date	2.04(b)(i)
Senior Notes	1.01(a)
Supplemental Indenture	Preamble
Transfer Agent	2.09
Trustee	Preamble

ARTICLE II

THE SENIOR NOTES

Section 2.01 Title of Securities. There shall be a series of Securities designated the “5.500% Senior Notes due 2030” of the Company (the “Senior Notes”).

Section 2.02 Limitation of Aggregate Principal Amount.

(a) The Senior Notes will be initially issued in an aggregate principal amount of $500,000,000.

(b) The aggregate principal amount of the Senior Notes specified in this Section shall be subject to the amount of such series that is authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, such series pursuant to Section 3.4, 3.5, 3.6, 9.6, 11.6 or 13.3 of the Base Indenture and the amount of such series which, pursuant to Section 3.3 of the Base Indenture, is deemed never to have been authenticated and delivered thereunder.

(c) The Company may from time to time, without notice to or the consent of the Holders of the Senior Notes, create and issue additional Senior Notes having the same terms as, and ranking equally and ratably with, the Senior Notes in all respects (except for the issue date, the public offering price and, if applicable, the payment of interest accruing prior to the issue date of such additional Senior Notes and the first Interest Payment Date) (“Additional Senior Notes”); provided, that if such Additional Senior Notes are not fungible with the then outstanding Senior Notes for U.S. federal income tax purposes, such Additional Senior Notes will have a different CUSIP, ISIN and/or any other identifying number. Such Additional Senior Notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the Senior Notes, and will vote together as one class on all matters with respect to the Senior Notes.

Section 2.03 Principal Payment Date.

(a) The principal amount of the Senior Notes outstanding (together with any accrued and unpaid interest) shall be payable in a single installment on June 13, 2030, which date shall be the Stated Maturity of the Senior Notes.

Section 2.04 Interest on the Senior Notes.

(a) The Senior Notes will bear interest at the rate of 5.500% per annum from June 13, 2025, or from the most recent Interest Payment Date through which interest has been paid or duly provided for.

(b) Interest on the Senior Notes will be payable semi-annually in arrears on June 13 and December 13 of each year (each such date, an “Interest Payment Date”), beginning on December 13, 2025, until the principal amount has been paid or made available for payment, to Holders of record at the close of business on June 1 or December 1, as the case may be, immediately preceding the applicable Interest Payment Date, whether or not a Business Day (each such date, a “Regular Record Date”). The rights of Holders of beneficial interests of Senior Notes to receive the payments of interest on the Senior Notes are subject to the applicable procedures of the Depositary.

(c) If any Interest Payment Date, Stated Maturity or Redemption Date falls on a day that is not a Business Day, the payment will be made on the next Business Day, and no interest will accrue for the period from and after such Interest Payment Date, Stated Maturity or Redemption Date.

(d) Interest on the Senior Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full monthly period shall be computed on the basis of the actual number of calendar days elapsed in such period.

(e) Claims against the Company for payment of principal, premium, if any, and interest on the Senior Notes will become void unless presentment for payment is made (where so required under the Indenture) within, in the case of principal and premium, if any, a period of ten years or, in the case of interest, a period of five years, in each case from the applicable original date of payment therefor.

Section 2.05 Place of Payment. The place where the Senior Notes may be presented or surrendered for payment shall be the Corporate Trust Office of the Paying Agent maintained for that purpose initially in Atlanta, Georgia; provided, however, that at the Company’s option payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than ten days before the applicable Interest Payment Date. The place where the Senior Notes may be surrendered for registration of transfer or exchange and where notices and demand to or upon the Company in respect of the Senior Notes and the Indenture may be served shall be the Corporate Trust Office of the Trustee maintained for that purpose initially in Atlanta, Georgia.

Section 2.06 Sinking Fund Obligations. The Company has no obligation to redeem or purchase any Senior Notes pursuant to any sinking fund, amortization or analogous requirement.

Section 2.07 Denomination. The Senior Notes will be issued in the form of one or more fully registered global securities, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.08 [Reserved]

Section 2.09 Securities Registrar, Transfer Agent and Paying Agent for the Senior Notes. The Trustee shall serve initially as the Securities Registrar, Paying Agent and transfer agent (the “Transfer Agent”) for the Senior Notes. The Company may enter into an appropriate agency agreement with any Paying Agent, Securities Registrar or Transfer Agent, which agreement shall implement the provisions of the Indenture that relate to such Paying Agent, Securities Registrar or Transfer Agent. The Company may change the Paying Agent, Securities Registrar or Transfer Agent without prior notice to the Holders. The Company may act as its own Paying Agent, Securities Registrar or Transfer Agent.

Section 2.10 Form of Senior Notes.

(a) The Senior Notes shall be substantially in the form of Annex I attached hereto (other than, with respect to any Additional Senior Notes, changes related to the issue date, the public offering price and, if applicable, the payment of interest accruing prior to the issue date of such Additional Senior Notes and the first Interest Payment Date). The Senior Notes may have notations, legends or endorsements required by law, stock exchange or other rules or usage to which the Company is subject. Each Senior Note shall be dated the date of its authentication.

(b) The Senior Notes shall be issued initially in the form of one or more Global Securities of such series (the “Global Notes”), which shall be deposited on behalf of the purchasers of the Senior Notes represented thereby with the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Senior Notes issued in definitive certificated form in accordance with the terms of the Indenture, if any, shall be substantially in the form of Annex I attached hereto (but without the Global Securities legend thereon). Each Global Note shall represent such of the outstanding Senior Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Senior Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Senior Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Senior Notes represented thereby shall be made by the Transfer Agent in accordance with instructions given by the Holder thereof as required by Section 2.15 hereof.

Section 2.11 Execution and Authentication. The Trustee, upon a Company Order and pursuant to Indenture, shall authenticate and deliver the Senior Notes for original issue in an initial aggregate principal amount of $500,000,000. Such Company Order shall specify the amount of the Senior Notes to be authenticated, the date on which the original issue of Senior Notes is to be authenticated and the aggregate principal amount of Senior Notes outstanding on the date of authentication. All of the Senior Notes issued under this Supplemental Indenture shall be treated as a single series for all purposes under the Base Indenture and this Supplemental Indenture, including, without limitation, waivers, amendments and offers to purchase.

Section 2.12 Depositary for Global Notes. The Depositary with respect to the Senior Notes issued in whole or in part in the form of one or more Global Notes shall initially be DTC.

Section 2.13 [Reserved].

Section 2.14 Transfer and Exchange.

(a) The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the requirements of the Indenture and the then applicable procedures of the Depositary (the “Applicable Procedures”). In connection with all transfers and exchanges of beneficial interests, the transferor of such beneficial interest must deliver to the Transfer Agent either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) if Definitive Notes are at such time permitted to be issued pursuant to this Indenture, (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Securities Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in the Indenture and the Senior Notes or otherwise applicable under the Securities Act, the Securities Registrar shall adjust the principal amount of the relevant Global Notes pursuant to Section 2.15 hereof.

(b) Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.14(b), the Securities Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Transfer Agent the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Securities Registrar duly executed by such Holder or by its attorney, duly authorized in writing. The Trustee (or Authenticating Agent if the Trustee shall have appointed an Authenticating Agent pursuant to Section 6.14 of the Base Indenture) shall cancel any such Definitive Notes so surrendered, and the Company shall execute and, upon receipt of a Company Order, the Trustee or Authenticating Agent shall authenticate and deliver to the Person designated in the instructions a new Definitive Note in the appropriate principal amount. Any Definitive Note issued pursuant to this Section 2.14(b) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Securities Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Paying Agent shall deliver such Definitive Note to the Persons in whose names such Definitive Notes are so registered.

Section 2.15 Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Securities Registrar in accordance with Section 3.9 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Senior Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Securities Registrar or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Securities Registrar or by the Depositary at the direction of the Securities Registrar to reflect such increase.

Section 2.16 Change of Control Offer.

(a) If a Change of Control Repurchase Event occurs with respect to the Senior Notes, unless the Company has exercised its right to redeem all of the Senior Notes pursuant to Section 2.17 hereof, the Company will be required to make an offer (the “Change of Control Offer”) to each Holder of the applicable Senior Notes to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of such Holder’s Senior Notes, at a repurchase price in cash equal to 101% of the aggregate principal amount of the Senior Notes repurchased, plus any accrued and unpaid interest on the Senior Notes repurchased to, but excluding, the date of repurchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date); provided that after giving effect to the repurchase, any Senior Notes that remain outstanding shall have a minimum denomination of $2,000 or integral multiples of $1,000 in excess thereof.

(b) Within 30 days following any Change of Control Repurchase Event, or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will electronically deliver or mail a notice (or otherwise deliver in accordance with the applicable procedures of the Depositary) to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Senior Notes on the payment date specified in the notice, which date will be no earlier than 10 days and (except to the extent that such notice is conditioned on the occurrence of the Change of Control Repurchase Event) no later than 60 days from the date such notice is electronically delivered or mailed, which date, in a notice conditioned on the occurrence of a Change of Control Repurchase Event, may be designated by reference to the date that such condition is satisfied, rather than a specific date (the “Change of Control Payment Date”).

(c) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Senior Notes and the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Senior Notes and the Indenture by virtue of such conflict.

(d) On the Change of Control Payment Date, the Company will, to the extent lawful:

(i) accept for payment all the Senior Notes or portions of the Senior Notes (equal to $2,000 and integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control repurchase price in respect of all the Senior Notes or portions of the Senior Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Senior Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of the Senior Notes being purchased and an Opinion of Counsel required under the Indenture.

(e) The Paying Agent will promptly deliver to each Holder of Senior Notes properly tendered the payment for the Senior Notes, and the Trustee or Authenticating Agent will promptly authenticate and deliver (or cause to be transferred by book-entry) to each Holder a new Senior Note equal in principal amount to any unpurchased portion of any Senior Notes surrendered; provided, that each new Senior Note will be in a minimum denomination of $2,000 or integral multiples of $1,000 in excess thereof.

(f) Notwithstanding the foregoing, the Company will not be required to make an offer to repurchase the Senior Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Senior Notes properly tendered and not withdrawn under its offer.

(g) If Holders of not less than 90% in aggregate principal amount of the outstanding Senior Notes validly tender and do not withdraw such Senior Notes in an offer to repurchase the Senior Notes upon a Change of Control Repurchase Event and the Company, or any third party making an offer to repurchase the Senior Notes upon a Change of Control Repurchase Event in lieu of the Company pursuant to the foregoing clause (f) hereof, purchase all of the Senior Notes validly tendered and not withdrawn by such Holders, then the Company will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the Change of Control Payment Date, to redeem all Senior Notes of such series that remain outstanding following such purchase at a Redemption Price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of the Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

(h) The Trustee shall have no responsibility for any calculation or determination in respect of the Change of Control Repurchase Event or repurchase price of any Notes, or any component thereof, and shall be entitled to receive, and fully-protected in relying upon, an Officer’s Certificate from the Company stating that such Change of Control Repurchase Event has occurred and specifying such repurchase price.

Section 2.17 Optional Redemption.

(a) Prior to the Par Call Date, the Company may redeem the Senior Notes, at its option, in whole or in part, at any time and from time to time, at a Redemption Price calculated by the Company and equal to the greater of:

(i) 100% of the principal amount of the Senior Notes to be redeemed; and

(ii) the sum of the present values of the Remaining Scheduled Payments that would be due if the Senior Notes matured on the Par Call Date, discounted to the redemption date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate plus 25 basis points;

plus, in each case, accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of the Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date). The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

(b) On or after the Par Call Date, the Company may redeem the Senior Notes, at its option, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of such Senior Notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the relevant Redemption Date (subject to the right of the Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

(c) Neither the Trustee nor Paying Agent will have any responsibility or liability for the calculation of the foregoing Redemption Prices or for determining the rates or information in connection with such calculation.

Section 2.18 [Reserved].

Section 2.19 [Reserved].

ARTICLE III

AMENDMENT TO BASE INDENTURE

Section 3.01 Amendment to Section 5.1 of the Base Indenture.

Solely as it relates to the Senior Notes, Section 5.1 of the Base Indenture is hereby amended by replacing the text of clause (4) thereof with the following:

(4) the failure to repurchase any Senior Notes tendered for repurchase at the option of the Holders thereof before their Stated Maturity in compliance with Section 2.16 of Supplemental Indenture No. 2, dated as of June 13, 2025 (the “Second Supplemental Indenture”), between the Company and the Trustee.

Section 3.02 Amendment to Section 9.2 of the Base Indenture.

Solely as it relates to the Senior Notes, Section 9.2 of the Base Indenture is hereby amended by adding the following text after the final paragraph of Section 9.2:

Notwithstanding anything herein or otherwise, the provisions under the Indenture relative to the Company’s obligation to make any offer to repurchase the Senior Notes as a result of a Change of Control Repurchase Event pursuant to Section 2.16 of the Second Supplemental Indenture may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Notes then outstanding.

Section 3.03 Amendment to Article X of the Base Indenture.

Solely as it relates to the Senior Notes, Article X of the Base Indenture is hereby amended by adding the following immediately after Section 10.5 thereto:

Section 10.6 Limitation on Liens.

(a) The Company will not incur, nor will the Company permit any Restricted Subsidiary to incur, any Liens upon any Principal Property of the Company or any Restricted Subsidiary, whether now owned or hereafter created or acquired, or on any Capital Stock or indebtedness of any Restricted Subsidiary, in order to secure indebtedness for borrowed money of the Company or any of its Restricted Subsidiaries, in each case, unless prior to or at the same time, the Senior Notes are equally and ratably secured with (or, at the Company’s option, senior to) such secured indebtedness for borrowed money until such time as such indebtedness for borrowed money is no longer secured by such Lien.

(b) The foregoing restriction does not apply to:

(i) Liens on any Principal Property existing with respect to any Person at the time such Person becomes a Restricted Subsidiary, provided that such Lien was not incurred in anticipation of such Person becoming a Restricted Subsidiary;

(ii) Liens on any Principal Property existing at the time of acquisition by the Company or any Restricted Subsidiary of such Principal Property or Liens on any Principal Property to secure the payment of all or any part of the purchase price of such Principal Property, or Liens on any Principal Property to secure any indebtedness incurred prior to, at the time of, or within 12 months after, the latest of the acquisition of such Principal Property or the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such Principal Property for the purpose of financing all or any part of the purchase price of the Principal Property and related costs and expenses, the construction or the making of the improvements;

(iii) Liens securing indebtedness of any Restricted Subsidiary owing to the Company or any Restricted Subsidiary;

(iv)   Liens existing on the date of the initial issuance of the Senior Notes (other than any Additional Senior Notes);

(v) Liens on any Principal Property or assets of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a Person to the Company or any Restricted Subsidiary, provided that such Lien was not incurred in anticipation of the merger, consolidation, sale, lease, other disposition or other such transaction;

(vi)   Liens created in connection with or to secure a non-recourse obligation or a project financed thereby;

(vii) Liens created to secure the Senior Notes;

(viii) Liens imposed by law or arising by operation of law, including, without limitation, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’, vendors’, and landlords’ Liens and other similar Liens, Liens for master’s and crew’s wages and other similar laws, arising in the ordinary course of business, Liens arising out of judgments or awards against a Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review or the period within which such proceedings may be initiated shall not have expired and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(ix)   Liens for taxes, assessments or other governmental charges or levies not yet due or payable, not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(x) Liens to secure the performance of obligations with respect to statutory or regulatory requirements, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance or return-of-money bonds and other obligations of a like nature;

(xi)   Liens arising in connection with contracts and subcontracts with or made at the request of the United States, any state thereof, or any department, agency, or instrumentality of the United States or any state thereof;

(xii) Permitted Liens; or

(xiii) any extensions, renewals or replacements of any Lien referred to in clauses (i) through (xii) without increase of the principal amount of the indebtedness for borrowed money secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any such clauses shall not extend to or cover any of the Company’s Principal Properties or the Principal Properties of any of the Company’s Restricted Subsidiaries, as the case may be, other than the Principal Property specified in such clauses and improvements to such Principal Property.

(c) Notwithstanding the restrictions set forth in the preceding clause (a), the Company and its Restricted Subsidiaries will be permitted to incur indebtedness for borrowed money secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the Senior Notes, provided that, after giving effect to such indebtedness for borrowed money, the aggregate amount of all indebtedness for borrowed money secured by such Liens (not including Liens permitted under clauses (b)(i) through (b)(xiii) above) does not at such time exceed 15% of Consolidated Net Tangible Assets calculated as of the date of the creation or incurrence of the Lien. The Company and its Restricted Subsidiaries may also, without equally and ratably securing the Senior Notes, create or incur Liens that renew, substitute or replace (including successive renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Section 10.7 Limitation on Sale and Leaseback Transactions.

(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction other than:

(i) any Sale and Leaseback Transaction so long as the Company or such Restricted Subsidiary would be entitled to create a Lien on such Principal Property securing the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the Senior Notes pursuant to Section 10.6 of the Indenture; and

(ii) any Sale and Leaseback Transaction of which the net proceeds received by the Company or any Restricted Subsidiary are at least equal to the fair market value (as determined by the Board of Directors) of such Principal Property and are applied by the Company or such Restricted Subsidiary, as applicable, within 270 days after the sale of such Principal Property in connection with which such Sale and Leaseback Transaction is completed, to either (or in combination of) (i) the prepayment, repayment, redemption or purchase of the Senior Notes, indebtedness of the Company that is pari passu in right of payment to the Senior Notes or indebtedness of a Restricted Subsidiary (other than indebtedness owed to the Company or its Affiliates) or (ii) the purchase, construction, development, expansion or improvement of Principal Property.

(b) This restriction will not apply to any Sale and Leaseback Transaction, and there will be excluded from Attributable Debt in any computation described in this Section 10.7 or Section 10.6 of the Indenture with respect to any such transaction, (x) any such transaction solely between the Company and a Restricted Subsidiary or solely between Restricted Subsidiaries, (y) any such transaction involving a lease with a term of up to (including renewal rights exercisable at the option of the Company or a Restricted Subsidiary, as applicable) three years or (z) any lease of Principal Property entered into within 120 days after the later of the acquisition, completion of construction or commencement of full operation of such Principal Property.

Section 3.04 Satisfaction and Discharge; Defeasance and Covenant Defeasance.

(a) Solely as it relates to the Senior Notes, Section 14.3 of the Base Indenture is hereby amended by replacing “Sections 10.4 to 10.5, inclusive” each time it appears therein with “Sections 10.4 to 10.7, inclusive”.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Integral Part; Effect of Supplement on Indenture. This Supplemental Indenture constitutes an integral part of the Base Indenture. Except for the amendments and supplements made by this Supplemental Indenture (which only apply to the Senior Notes), the Base Indenture shall remain in full force and effect as executed.

Section 4.02 Adoption, Ratification and Confirmation. The Indenture is in all respects hereby adopted, ratified and confirmed.

Section 4.03 Trustee Not Responsible for Recitals. The recitals in this Supplemental Indenture are made by the Company, and the Trustee assumes no responsibility for the correctness of such recitals. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 4.04 Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes, and signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.

Section 4.05 Governing Law; Waiver of Jury Trial; Forum Selection.

THIS SUPPLEMENTAL INDENTURE AND THE SENIOR NOTES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

Each of the Company, the Trustee and the Holders by their acceptance of the Senior Notes irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Supplemental Indenture, the Senior Notes or the transactions contemplated hereby.

Each of the Company, the Holders and the Trustee hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Southern District in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Supplemental Indenture, the Senior Notes or the transactions contemplated hereby, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts, and waives any objection it may have under law to such courts and jurisdiction as proper venue in connection with any such suit, action or proceeding.

Section 4.06 Electronic Signatures. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by the authorized representative)), in English. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including, without limitation and subject to the provisions of Section 6.3 of the Base Indenture, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the day and year first above written.

PVH CORP.

By:	/s/ Carlos Carvalho
Name:	Carlos Carvalho
Title:	Executive Vice President and Treasurer

[Signature Page to Supplemental Indenture No. 2]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gregory M. Jackson
Name:	Gregory M. Jackson
Title:	Vice President

[Signature Page to Supplemental Indenture No. 2]

ANNEX I

Form of Senior Notes

FORM OF FACE OF SECURITY

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER, CEDE & CO., HAS AN INTEREST HEREIN.

Annex I-1

PVH CORP.
[FORM OF 5.500% SENIOR NOTES DUE 2030]

$500,000,000
CUSIP: 693656 AE0
ISIN: US693656AE03

No. ___

PVH CORP., a corporation organized and existing under the laws of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $500,000,000 or such other principal amount as may be set forth in the records of the Securities Registrar hereinafter referred to in accordance with the Indenture, on June 13, 2030 (the “Stated Maturity”). The Company further promises to pay interest on said principal sum from June 13, 2025, or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for, semi-annually in arrears on June 13 and December 13 of each year, beginning on December 13, 2025, at the rate of 5.500% per annum, until the principal amount has been paid or made available for payment, to Holders of record at the close of business on June 1 or December 1, as the case may be, immediately preceding the applicable Interest Payment Date, whether or not a Business Day (each such date, a “Regular Record Date”).

Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full monthly period shall be computed on the basis of the actual number of calendar days elapsed in such a period. If any Interest Payment Date, Stated Maturity or Redemption Date falls on a day that is not a Business Day, the payment will be made on the next Business Day, and no interest will accrue for the period from and after such Interest Payment Date, Stated Maturity or Redemption Date.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions are authorized or required by law, regulation or executive order to close in the City of New York or any city in which the Corporate Trust Office or any Place of Payment is located.

The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed in the manner described in the Indenture.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the Corporate Trust Office of the Paying Agent maintained for that purpose in Atlanta, Georgia; provided, however, that at the Company’s option payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than ten days before the applicable Interest Payment Date.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Annex I-2

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

PVH CORP.

By:
	Name:	Carlos Carvalho
	Title:	Executive Vice President and Treasurer

Annex I-3

This is one of the Securities of the series designated therein referred to in the within mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION not in its individual capacity but solely as Trustee

By:
AUTHORIZED SIGNATORY

Dated:

Annex I-4

FORM OF REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Base Indenture, dated as of April 15, 2024 (the “Base Indenture”), as supplemented by a Supplemental Indenture No. 2, dated as of June 13, 2025 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered.

All terms used in this Security are defined in the Indenture.

The Securities of this series are subject to redemption as provided in Section 2.17 of the Supplemental Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of this Security shall bind every future Holder of the same Security and the Holder of every Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Security.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Securities of this series at the time Outstanding occurs and is continuing, the principal amount of all the Securities of this series may be declared due in the manner and with the effect provided in the Indenture.

Annex I-5

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities of this series are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of such series of a different authorized denomination, as requested by the Holder surrendering the same.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

THE INDENTURE AND THIS SECURITY WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

Annex I-6